                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                           FIRST ALLIANCE CORPORATION

         The undersigned, for the purpose of amending the Certificate of Incorporation of First Alliance Corporation, a Delaware corporation (the "Corporation"), does hereby certify that:

         1. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 28, 1996.

         2. This amendment to the Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         3. Article IV, Sections 1 and 2 of the Certificate of Incorporation of the Corporation are hereby repealed in their entirety and replaced with the following:

         "SECTION 1. NUMBER OF AUTHORIZED SHARES. The total number of shares of all classes of stock that the Corporation shall have authority to issue is seventy-six million (76,000,000) shares, consisting of seventy-five million (75,000,000) shares of common stock, $.01 par value per share (the "Common Stock"), and one million (1,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock").

         SECTION 2. COMMON STOCK. The Common Stock shall consist solely of two classes designated "Class A Common Stock" and "Class B Common Stock." The authorized number of shares of Class A Common Stock shall be fifty million (50,000,000) and the authorized number of shares of Class B Common Stock shall be twenty-five million (25,000,000). The Board of Directors of the Corporation may authorize the issuance of shares of Class A Common Stock and shares of Class B Common Stock from time to time subject to the foregoing. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors shall have no power to alter the rights with respect to Class A Common Stock or Class B Common Stock."

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on behalf of the Corporation and does hereby verify and affirm, under penalty of perjury, that this amendment to the Certificate of Incorporation is the act and deed of the Corporation and that the facts stated herein are true as of January 31, 1999.

                                   First Alliance Corporation



                                   By: /s/ Brian Chisisk
                                   -----------------------------------
                                   Name: Brian Chisick
                                   Title: President and Chief Executive Officer